Filed Pursuant to Rule 424(b)(3) Registration No. 333-262513

LORD ABBETT CREDIT OPPORTUNITIES FUND

Supplement dated November 4, 2026 to the
Prospectus and Statement of Additional Information, each dated May 1, 2026

The following table replaces the table in the subsection under “Management of the Fund–Portfolio Managers” on page 62 of the prospectus:

Name	Since	Recent Professional Experience
Steven F. Rocco	April 2023	Mr. Rocco, Co-Head of Taxable Fixed Income, joined Lord Abbett in 2004, and was named Partner in 2011. Prior to his current role, he served as Associate Portfolio Manager for the firm’s investment grade fixed income strategies. He has worked in the financial services industry since 2001. He earned a BA in economics from Cornell University and is a holder of the Chartered Financial Analyst® (CFA) designation.
Adam C. Castle	May 2021	Mr. Castle joined Lord Abbett in 2015, and is the Head of Securitized Credit, and was named Partner in 2022. His previous experience includes serving as Vice President, Securitized Products Group at Credit Suisse; Assistant Vice President and Research Analyst, Securitized Assets at AllianceBernstein; and Analyst, Fixed Income Rotational Program at AllianceBernstein. He began his career in the financial services industry in 2008. He earned a BS from Cornell University and is a holder of the Chartered Financial Analyst® (CFA) designation.

The sections titled “Management of the Fund–Other Accounts Managed” and “Management of the Fund–Holdings of Portfolio Managers” on page 5-7 of the SAI are replaced in their entirety as follows:

Other Accounts Managed

	Number of Registered Investment Companies	Total Assets ($MM)	Number of Other Pooled Investment Vehicles	Total Assets ($MM)	Number of Other Accounts	Total Assets ($MM)
Steven F. Rocco	20	100,720.23	13	12,059.23	10	3,843.56
Adam C. Castle	13	76,403.83	7	11,540.91	0	0

Holdings of Portfolio Managers

The following table indicates the dollar range of securities beneficially owned by each portfolio manager in the Fund he or she manages, as of December 31, 2025 (or another date, if indicated). This table includes the value of securities beneficially owned by such portfolio managers through 401(k) plans and certain other plans or accounts, if any.

Ownership of Securities	Aggregate Dollar Range of Securities
Steven F. Rocco	Over $1,000,000
Adam C. Castle	$100,001-$500,000

Please retain this document for your future reference.